                                                              EXHIBIT 10.11

[Confidential treatment has been requested for portions of this exhibit. The confidential portions have been redacted and denoted by [**]. The confidential portions have been separately filed with the commission.]

                          SOFTWARE LICENSE AGREEMENT


     This Software License Agreement is entered into on January 31, 1996 ("Effective Date") between Voxware, Inc., a Delaware corporation located at 172 Tamarack Circle, Skillman, NJ, ("Licensor"), and Netscape Communications Corporation, a California corporation located at 501 East Middlefield Road, Mountain View, CA 94043 ("Netscape"), under which Licensor grants Netscape certain rights in the software products developed or licensed by Licensor that are more particularly described below.

     Netscape and Licensor hereby agree to the following:

     I. OEM Licensing

             1. Subject to the terms and conditions of this Agreement, Licensor grants to Netscape a worldwide, nonexclusive license to use, reproduce, adapt and distribute (by any means, including electronic distribution), and promote certain Voxware Products (as defined below) and any related Licensor end-user documentation, and grant third parties the right to do the same. Netscape may grant to its distribution channels (including original equipment manufacturers) the rights set forth above; provided that any such channel members shall be subject to written agreements containing restrictions, limitations and conditions on use and distribution of the Voxware Products necessary to implements those contained in this Agreement. Netscape and its channels will distribute the Voxware Products under terms not materially less protective of Voxware Products or Licensor than those Netscape uses for similar elements of its other commercially available products. Netscape is responsible for using at least the same level of diligence and take the same measures to enforce its sublicensees' obligations with respect to the Voxware Products that it applies for its own valuable products that are bundled or integrated with other products and generate substantial revenue for Netscape. All payments will be made through Netscape.

                a. "Basic Products" shall initially be Licensor's RT24 codec, two "teaser" Voice Fonts/TM/, basic transport interface, client phone application ("TeleVox") and Licensor's product currently known as ToolVox for the Web and the basic encoding applications. Enhanced Products shall initially be Licensor's RT24hq codec and an enhanced version of TeleVox containing the RT24hq codec and/or n-way calling. The Basic Products together with the Enhanced Products are collectively known as the "Voxware Products" and are listed in Appendix A (which may be amended only by mutual consent). All generally available Voxware Products are provided and licensed to Netscape only in object code form, except for the interface/support routine source code defining the API wrapper contained in Licensor's standard Software Developer's Kit ("SDK"). All versions for conventional computing platforms supported by Licensor are included.

                b. The Voxware Products may only be sold by Netscape and its distribution channel in an integrated bundle where the Netscape product delivers a majority of the value of the bundle and intended to be used in support of the Netscape product. In addition to obligation to include proprietary notices described in Section I 8. below, Netscape will give Licensor reasonable credit (but shall not be required to compel its sublicensees to do so) in all documentation for such a bundle.

                c. Netscape prepays quarterly lump-sum license fees for the Basic Products as follows: each of 4 quarters in 1996: [**]. Each of 4 quarters in 1997: [**]. Each of 4 quarters in 1998 and each quarter beyond: [**]. Such payments will be made at the beginning of each calendar quarter except that the first payment will be made on the date of acceptance of the Deliverables (defined below). Within 7 days after execution of this Agreement, Netscape shall have received the following items from Licensor: beta versions of the RT24-SDK; ToolVox for the Web player; and ToolVox for the Web encoder, and a list of known bugs in such products and Licensor's plans for correcting such bugs and adding any additional functionality into the general release version of such products (the "Deliverables"). Netscape will accept or reject the Deliverables within 5 business days after delivery; Netscape will not unreasonably reject any of the Deliverables, and failure to give notice of acceptance or rejection within that 5 business day period will constitute acceptance. A rejection notice will be effective only if it provides a detailed description of any such failures in a manner sufficient to allow Licensor to reproduce them. Licensor shall exercise best commercial efforts to deliver the general release versions of the Voxware Products in accordance with general industry practices and in a timely manner; the parties mutually agree to cooperate in good faith to remedy problems that may arise in such products. If after the second minimum quarterly payment Netscape does not receive the general release versions of the Basic Products that are of general commercial quality, Netscape shall be entitled to suspend such future minimum quarterly payment until it receives the general release versions and/or cancels the Agreement.

                d. Netscape will ship the Enhanced Products in free Netscape products only with Licensor's consent (given on a Netscape product-by-Netscape product basis), which consent shall not be revoked during the term of this Agreement. However, Netscape may ship (i) the Enhanced Products in beta versions of Netscape products to Netscape beta sites, provided that (A) the beta version of the Netscape product does not permit the user to use such product for more than a limited period of time (which time period shall be consistent with customary Netscape practices for beta versions of internet consumer products) after delivery to such user, and
      (B) in any event, Netscape shall only distribute beta versions of Enhanced Products in good faith for the purpose of testing such product, and (ii) the Decode Only portion of Enhanced Products in free Netscape products. For the Enhanced Products, Netscape will pay Licensor a royalty on units for which Netscape is paid as follows:


                ----------------------------------------------------------------
                     Decode Only                 Encode/Decode
- --------------------------------------------------------------------------------
  Client                [**]          [**]
application





- --------------------------------------------------------------------------------

  Server                [**]          [**]
application




- --------------------------------------------------------------------------------

Netscape and Licensor will review market conditions on a quarterly basis. If it is mutually agreed that the Enhanced Products are necessary to keep the Basic Products offering competitive, Licensor will license the Enhanced Products as part of the Basic Product offering. At Licensor's option, and with Netscape's consent, Licensor may define new products as "Enhanced Products" on equivalent terms to the current license to replace these offerings. All royalty payments will be due within forty-five (45) days of the end of each calendar quarter with respect to amounts received in such period. With each such payment, Netscape shall provide Licensor with a report accurately delineating: (a) the number and types of Enhanced Products distributed (other than the beta versions and other free copies authorized by Licensor) during the applicable period, (b) the revenue collected with respect to such products, and (c) the calculation of the amount due ("Payment Report"). Licensor shall have the right from time to time (but no more than once annually) upon ten (10) days notice to Netscape to review and audit Netscape's books and records to verify the accuracy of the Payment Reports. Such audits shall be conducted during normal business hours, by auditors of a "Big Six" accounting firm. Such audits shall be at Licensor's expense; provided, however, that should the audit show that Licensor has been underpaid by more than five percent (5%), Netscape will bear the costs of the audit. Any payment adjustment indicated as a result of such audit shall be made within thirty (30) days of receipt of the audit report. The third party auditor shall maintain the confidentiality of the information obtained from Netscape, and shall disclose to Licensor only such information as is reasonably necessary for Licensor to verify the accuracy of the Payment Reports, or the nature and extent of any inaccuracies in such reports. All information learned by Licensor from such audit shall be treated as Netscape confidential information and governed by Section IV below.

                e. For the avoidance of doubt, the parties agree that, except for the interface/support routine source code defining the API wrapper contained in Licensor's standard SDK, and except for Netscape's right to obtain source code pursuant to Section V 1. below, Netscape is not licensed to and shall not possess, disclose, distribute, license or convey (or permit others to do the same) any source licensed to Netscape hereunder.

             2. Netscape will pay Licensor time (currently, [**] per hour for each senior engineer; [**] per hour for each speech engineer; and [**] for program management by Licensor; Licensor agrees that it will not increase such rates in any calendar year by more than the percentage increase in the United States Department of Labor, Bureau of Labor Statistics Revised Consumer Price Index for all Urban Consumers, U.S. City Average for the preceding calendar year) and materials for ports of the Voxware Products to other platforms, or for mutually agreed modifications and enhancements to the Voxware Products for use with Netscape products. Licensor shall use best commercial efforts to undertake ports requested by Netscape, and Netscape shall use best commercial efforts to provide Licensor with sufficient prior notice of its anticipated porting projects as well as assistance with respect to defining such ports. The Section I 1. license to such ports, modifications, or enhancements will be exclusive to Netscape. Licensor may, at its sole discretion, refund to Netscape 50% of Netscape's time and materials payments to Licensor at any time to eliminate this special exclusivity. Bug fixes or enhancements, modifications offered without additional charge to all other customers under normal maintenance agreements are free to Netscape.

             3. Licensor shall use its best efforts to provide back-end support to Netscape to enable Netscape to fulfill its support obligations to its customers, which obligations are generally set forth in Exhibit A hereto, but shall not be required to provide front-line support to end users of the Voxware Products (which support shall be provided by Netscape).

             4. For any new product that Licensor offers for internet client applications for which a web browser is a primary function, or internet server products, where a web server, mail server or NNTP server is a primary function, Licensor will make reasonable commercial efforts to offer Netscape the opportunity to license such products.

             5.  [**]

             6. Insofar as Licensor develops compatible extensions or enhancements to the Voxware Products which do not compete with Netscape browser or server products (but which are capable of use in conjunction with such products), Netscape agrees to include at least one link from Netscape's web site to Licensor's web site in a manner similar to Netscape's other licensors. Any product which reasonably extends the value of Netscape through the use of published interfaces will not be considered a competitive product.

             7. Netscape may terminate at any time during the first six months after the Effective Date with 180 days notice, and with 90 days notice thereafter. No unused pre-paids will be returned by Licensor. Licensor may terminate any time after 36 months after the Effective Date with 180 days notice. Either party shall have the right to terminate this Agreement upon a material default by the other party of any of its material obligations under this Agreement, unless within thirty (30) calendar days after written notice of such default such party remedies such default. Upon termination of this Agreement, for any reason, Netscape shall cease its use, reproduction, translation, sublicensing, marketing and promotion of the Voxware Products except as expressly permitted herein. After the termination date, Netscape will not release any new version of a Netscape product incorporating any portion or derivative of the Voxware Products, but (i) Netscape may include such items in new versions of any such Netscape product until the later of
   (A) 180 days after the date of termination, or (B) immediately following the first release of a version after the date of termination that would be normally deemed a major commercial release, and (ii) Netscape and its distribution channels may continue to license and distribute the versions of Netscape products existing and in commercial distribution on the termination date (including releases pursuant to (A) and (B) above) which incorporate the Basic and Enhanced Products. Insofar as Netscape is paid for Voxware Products licensed after the termination date, Netscape will remit to Licensor an amount calculated as follows: a) for the Basic Product, [**] per unit for which Netscape is paid, and b) for the Enhanced Product, an amount equal to the fees outlined in Section I 1.d. unless otherwise amended. Subject to the limitations set forth in this Section regarding incorporation of the Voxware Products into Netscape products, all sublicenses which are properly granted shall survive any termination or expiration of this Agreement. Sections I 7., II 1., 2a., II 3., II 4., III, IV and V shall survive the termination of this Agreement for any reason.

             8. Insofar as Netscape may embed the Licensor codec component of the Voxware Products identified as items 1 and 2 on Appendix A (the "Licensor codecs") in 2-way voice products not developed by Licensor, Netscape shall produce, document and make available for all versions of such products appropriate APIs and/or file formats compatible with the application that will enable Licensor to develop add-ons and enhanced codecs (including future codecs not licensed to Netscape) to operate with the application, and shall document the transmission and control protocols to enable Licensor to develop telephones to communicate with any Netscape telephone using the Licensor codecs and Licensor is licensed throughout the world to use such materials in connection with development of Licensor telephones that are compatible with such Netscape products, to commercialize and exploit the results thereof and allow others to do so without charge. Such documentation will be made available to Licensor for a charge commensurate with Netscape's practices with other development kit (but in no event will such charge exceed [**]) no later than, and otherwise on terms no less favorable than terms provided to any other company. Netscape will provide this document in a timely fashion. At its option, Licensor may provide a royalty free, paid up license to selected Licensor protocols which Netscape may sublicense to its phone application provider and may publish as an industry standard.

             9. Selection menus for different codecs will identify Licensor by name: e.g. "Voxware RT24 Codec", or a mutually-agreeable nomenclature. Licensor's patent and copyright notices will appear in the software (i.e., at least in the "about" box or readme file) and user manuals, and trademarks shall appear in the applicable user manuals and electronic data sheets of each copy of the Voxware Products distributed by Netscape, but not its sublicensees (all in the form reasonably provided by Licensor or which may be reasonably required by Licensor at any time). However, in any country in which a Licensor trademark is claimed by a third party to infringe such third party's rights, Netscape shall be entitled to suspend use of such trademark until Licensor can demonstrate to Netscape's satisfaction that the alleged infringement has been resolved in such a manner as to terminate any ongoing liability.

            10. The parties agree to use all reasonable commercial efforts to ensure that during the initial announcement of their partnership that: a) the timing of such announcements will be compatible with each parties' overall PR strategy, b) each will review and approve the other party's relevant press releases and other PR materials, c) executives from each company shall be reasonably available for other PR activities. A copy of a mutually agreed upon press release will be attached hereto. Each party may disseminate the information contained in such press release in whole or in part (subject to the limitations set forth in Section 11) and from time to time without the consent of the other party.

            11. Licensor to have the right to mention Netscape is a licensee of the Voxware Products and Netscape has the right to mention that Licensor is a licensor of the Voxware Products in all collateral, advertising, PR, and marketing materials. During the initial announcement and for a period of three months thereafter, Licensor will have the right to describe the Voxware RT24 codec as "the Netscape-endorsed technology for low bandwidth speech transmission with Netscape Navigator." Additional language may be used or other on-going promotional activities arranged with the other party's consent.

            12. By mutual consent, Netscape may resell future Licensor products (e.g. a VoiceFont extension to the basic telephone product in Navigator).
   The parties intend to explore such resale opportunities as appropriate.

     II.  WARRANTIES, INDEMNIFICATION AND LIABILITY LIMITATIONS

             1.  By Licensor.

                    a.  Title.
               (i) Licensor warrants that it has the right to grant the licenses as set forth in this Agreement, and that such licenses do not infringe on any third parties' (A) copyright or trade secret, U.S. patent, or U.S. trademark (B) non U.S. patent, or (C) non-U.S. trademark.
               (ii) Licensor further warrants that there are no pending or, to its knowledge threatened lawsuits against it concerning any aspect of the Voxware Products. If Licensor becomes aware of any pending or threatened lawsuit concerning any aspect of the Voxware Products, Licensor shall notify Netscape and provide Netscape with all information reasonably related thereto.

                    b. Non-Infringement. Should a Voxware Product become, or in Licensor's opinion be likely to become, the subject of any third party infringement claim or suit, Licensor shall, at its option:

               (i) procure for Netscape the right to continue distributing such Voxware Product, as well as the right for Netscape and its customers to continue use of such Voxware Product, while maintaining its functionality; or,

               (ii)   settle the claim or suit; or,

               (iii) modify the Voxware Product so that it no longer infringes the third party product but continues to provide substantially the same functionality.

                    c. Limitations. The foregoing representations and warranties of Licensor do not apply with respect to Voxware Products, or portions or components thereof (i) made in whole or in part in accordance to Netscape's specifications to the extent that such claim is based upon or a result of such specifications or changes to such specifications, (ii) which are modified after delivery by Licensor, if the alleged infringement relates to such modification, (iii) combined with other products, processes or materials where the alleged infringement relates to such combination, unless such combination is expressly authorized or specified in the applicable end-user documentation prepared by Licensor for such Voxware Product, (iv) to the extent that Netscape continues allegedly infringing activity 15 days after being notified thereof after being informed of and provided with modifications that would avoid the alleged infringement but continue to provide substantially the same functionality, or (vi) to the extent that Netscape's use or distribution of a Voxware Product is not in accordance with the licenses granted hereunder.

                d. Performance. With respect to each Voxware Product, Licensor warrants that, for a period of one year from first delivery by Licensor to Netscape (i) the media on which the Voxware Product is delivered will be free of defects in material and workmanship; (ii) the Voxware Product will function substantially in accordance with the specifications for such Voxware Product in applicable documentation, and (iii) the documentation will be correct in all material respects. In the case of a breach of the warranties in this Section II 1.d., Licensor shall use all diligent efforts to (and Netscape's sole remedy shall be to) repair or replace the nonconforming, unsuitable or inaccurate Voxware Products within a reasonable period of time (not to exceed ten (10) days) of notice of such condition.

                e. DISCLAIMER. THE WARRANTIES PROVIDED BY LICENSOR HEREIN ARE THE ONLY WARRANTIES PROVIDED BY LICENSOR WITH RESPECT TO THE PRODUCTS, LICENSES, SERVICES, DOCUMENTATION AND OTHER SUBJECT MATTER OF THIS AGREEMENT. SUCH WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES BY LICENSOR, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

             2. By Netscape. Except as expressly and unambiguously provided herein and as conditions of Netscape's license hereunder, Netscape covenants and agrees:

                a. not to reverse assemble, decompile (except to the extent that decompilation occurs through use of a commercially generally available debugging program employed by Netscape only for the purposes of debugging code including a Voxware Product), reverse engineer (except to the extent permitted under prevailing analysis under U.S. copyright law) or otherwise attempt to derive source code (or the underlying ideas, algorithms, structure or organization) from the Voxware Products.

                b. to use its commercially reasonable efforts to market, distribute and support (including installation, training and other support) the Voxware Products on a continuing basis and to comply with good business practices and all laws and regulations relevant to this Agreement or the subject matter hereof. Netscape will not contest the use by or authorized by Licensor of any trademark or application or registration therefor identified in Appendix D hereto (to which Licensor may from time to time add or delete trademarks with the prior written consent of Netscape, which shall not be unreasonably withheld. Netscape's obligations with respect to the trademarks for which Netscape has given consent at the time of termination shall continue to survive.

                c. in its reasonable discretion and from time to time, to keep Licensor informed as to any problems encountered with the Voxware Products and any resolutions arrived at for those problems, and to communicate promptly to Licensor modifications, design changes or improvements of the Voxware Products suggested by customers, employees and agents.

                d. to comply with all export laws and restrictions and regulations of the Department of Commerce or other United States or foreign agency or authority, and not to export, or allow the export or re-export of any confidential information of Licensor or Voxware Products or any direct product thereof in violation of any such restrictions, laws or regulations.

             3.  Liability Limitation.

                a. EXCEPT FOR A BREACH OF THE CONFIDENTIALITY OBLIGATIONS AGREED TO PURSUANT TO SECTION IV BELOW, UNDER NO CIRCUMSTANCES SHALL LICENSOR OR NETSCAPE BE LIABLE FOR ANY CONSEQUENTIAL, SPECIAL OR INCIDENTAL DAMAGES ARISING OUT OF OR RELATED TO ANY LICENSE, USE, REPRODUCTION OR DISTRIBUTION OF THE VOXWARE PRODUCTS OR ANY BREACH OF ANY WARRANTIES HEREUNDER.

                b. EXCEPT FOR CLAIMS ARISING FROM (A) A BREACH OF SECTIONS II 1.a.(i)(A), TO WHICH THE LIMITATIONS SET FORTH IN CLAUSE (I) BELOW DO NOT APPLY, NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, LICENSOR WILL NOT BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY (I) FOR: (A) WITH RESPECT TO CLAIMS ARISING FROM A BREACH OF SECTION II 1.a.(i)(B), THE GREATER OF $1,000,000 OR THE AGGREGATE FEES PAID LICENSOR HEREUNDER DURING THE TERM OF THIS AGREEMENT; AND (B) WITH RESPECT TO A BREACH OF SECTION II 1.a.(i)(C) AND ANY OTHER CLAIMS, LIABILITY OR DAMAGE OF ANY KIND, THE AGGREGATE OF THE FEES PAID TO LICENSOR HEREUNDER DURING THE TERM OF THIS AGREEMENT OR (II) FOR COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES.

             4. Indemnity. Each party (the "Indemnifying Party") will defend the other party (the "Indemnified Party") and pay costs, damages and legal fees finally awarded against the Indemnified Party arising from a breach of the representations and warranties set forth in Section II 1.a. and the covenant set forth in Section II 2.d. For the indemnification obligations above to be applicable, the Indemnified Party must (a) promptly notify the Indemnifying Party in writing of any such claim and grant the Indemnifying Party sole control of the defense and all related settlement negotiations, and (b) cooperate with the Indemnifying Party, at the Indemnifying Party's expense, in defending or settling such claim.

     III.   PROPRIETARY RIGHTS

             1. Title. Except to the extent of the licenses expressly and unambiguously granted hereunder, Licensor retains all rights, title and interest in and to the Voxware

   Products. Licensor shall have no ownership interest in Netscape's products, other than the rights in the Voxware Products described in the preceding sentence.

     IV.  CONFIDENTIALITY

             1. Confidential Information. All disclosures of proprietary and/or confidential information in connection with this Agreement shall be governed by the terms of the Mutual Confidential Disclosure Agreement entered into by the parties, a copy of which is attached hereto as Exhibit B.

     V.  GENERAL

             1. Escrow. Within 60 days after request by Netscape, Licensor shall add Netscape as a beneficiary to that certain Sourceflex Software Source Code Escrow Agreement, dated as of December 4, 1995 (the "Escrow Agreement"), between Licensor and FileSafe, Inc., which Escrow Agreement shall provide for the release of the source code of a Voxware Product to Netscape for the purposes and upon the occurrence of the release conditions described therein. Licensor and Netscape further agree to modify such Escrow Agreement (as it relates to Netscape) to provide for release terms and dispute resolution terms substantially similar to clauses (i),(ii) and (iii) below:

          (i) Upon notice to the escrow agent by Netscape (in the form of an affidavit or declaration by an officer of Netscape) of the occurrence of a release condition as defined in the Escrow Agreement, the escrow holder shall so notify Licensor by certified mail with a copy of the notice from Netscape. If Licensor provides contrary instruction within ten (10) days of the mailing of the notice to Licensor, the escrow holder shall not deliver the deposited source code to Netscape except as provided below.
          (ii) "Contrary instruction" means the filing of an affidavit or declaration with the escrow agent by an officer of Licensor stating that a release condition has not occurred, or has been cured. The escrow agent will send a copy of the affidavit or declaration by certified mail to Netscape. Upon receipt of contrary instruction, the escrow agent shall not deliver a copy of the deposited source code and shall continue to store the deposited source code until otherwise directed by Licensor and Netscape jointly, or until resolution of the dispute pursuant to clause (iii) below.
          (iii) In the event of a dispute as to which this Section applies, the escrow agent shall so notify Licensor and Netscape in writing. Such dispute will be settled by arbitration (which arbitration shall be binding for purposes of this Agreement only) in accordance with the rules of the American Arbitration Association (AAA). The parties shall conduct the arbitration as follows: (a) the parties shall each select one independent arbitrator within ten (10) days, (b) such arbitrators shall select in good faith a third arbitrator within five (5) days,
                (c) each party will have one (1) day to present its case (presentation shall be made on a date selected by the arbitrators which shall be at least five (5) and no more than fifteen (15) days after selection of the third arbitrator), (d) the arbitrators shall have ten (10) days from completion of such presentation to render their decision (the decision of a majority of the arbitrators will be deemed the decision of the arbitrators), and
                (e) if one party fails to timely appoint an arbitrator, the arbitration shall be conducted solely by the other party's arbitrator.

             2. Governing Law. This Agreement shall be subject to and governed in all respects by the statutes and laws of the State of California without regard to the conflicts of laws principles thereof. The prevailing party in any dispute regarding the interpretation or enforcement of the terms of this Agreement shall be entitled to its attorneys fees, costs and expenses.

             3. Entire Agreement. This Agreement, including Exhibits, constitutes the entire Agreement and understanding between the parties and integrates all prior discussions between them related to its subject matter. No modification of any of the terms of this Agreement shall be valid unless in writing and signed by an authorized representative of each party.

             4. Assignment. This Agreement is not assignable by either party without the prior written consent of the other party, except that a party may assign this Agreement in connection with any merger, acquisition, sale of substantially all of its assets or similar event without the other party's consent. This Agreement shall apply to and bind any successor or assigns of the parties hereto.

             5. Notices. All notices required or permitted hereunder shall be given in writing addressed to the respective parties as set forth below and shall either be (a) personally delivered; (b) transmitted by postage prepaid certified mail, return receipt requested; or (c) transmitted by nationally-recognized private express courier, and shall be deemed to have been given on the date of receipt if delivered personally, or two (2) days after deposit in mail or express courier. Either party may change its address for purposes hereof by written notice to the other in accordance with the provisions of this Subsection. The addresses for the parties are as follows:

     Licensor                          Netscape Communications Corporation
     Voxware, Inc.                     501 East Middlefield Road
     172 Tamarack Circle               Mountain View, CA 94043
     Skillman, NJ 08558                Fax: (415) 528-4123
     Attn: Chief Financial Officer     Attn: Legal Dept.

             6. Force Majeure. Neither party will be responsible for any failure to perform its obligations under this Agreement due to causes beyond its reasonable control, including but not limited to acts of God, war, riot, embargoes, acts of civil or military authorities, fire, floods or accidents.

             7. Waiver. A waiver, expressed or implied, by either party of any default by the other in the observance and performance of any of the conditions, covenants of duties set forth herein shall not constitute or be construed as a waiver of any subsequent or other default.

             8. Headings. The headings to the Sections and Subsections of this Agreement are included merely for convenience of reference and shall not affect the meaning of the language included therein.

             9. Independent Contractors. The parties acknowledge and agree that they are dealing with each other hereunder as independent contractors. Nothing contained in this Agreement shall be interpreted as constituting either party the joint venturer or partner of the other party or as conferring upon either party the power of authority to bind the other party in any transaction with third parties.

             10. Severability. Except as otherwise set forth in this Agreement, the provisions of this Agreement are severable, and if any one or more such provisions shall be determined to be invalid, illegal or unenforceable, in whole or in part, the validity, legality and enforceability of any of the remaining provisions or portions thereof shall not in any way be affected thereby and shall nevertheless be binding between the parties hereto. Any such invalid, illegal or unenforceable provision or portion thereof shall be changed and interpreted so as to best accomplish the objectives of such provision or portion thereof within the limits of applicable law.

             11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For purposes hereof, a facsimile copy of this Agreement, including the signature pages hereto shall be deemed to be an original. Notwithstanding the foregoing, the parties shall deliver original execution copies of this Agreement to one another as soon as practicable following execution thereof.


LICENSOR                               NETSCAPE
                                       COMMUNICATIONS CORPORATION


By:                                    By:
   ------------------------------         ------------------------------


Print Name:                            Print Name:
           ----------------------                 ----------------------


Title:                                 Title:
      ---------------------------            ---------------------------

                                  APPENDIX A



               1. RT24SDK (excluding features for time scaling, pitch manipulation, and personality transformation, except for two built in voice fonts) - Basic Product

               2. RT24hq SDK (excluding features for time scaling, pitch manipulation, and personality transformation, except for two built in voice fonts) - Enhanced Product

               3.   ToolVox for the Web player - Basic Product

               4.   ToolVox for the Web basic encoder application (contains
                    RT24)- Basic Product

               5. Basic TeleVox application (includes transport interfaces) - Basic Product

               6. Control and transmission protocols for n-way calling - Enhanced Product

               7. Enhanced TeleVox application -- including N-way calling when available and the RT24hq codec - Enhanced Product

                                  APPENDIX B:

                     COMPANIES TO WHICH EXCLUSIVITY APPLIES
                     --------------------------------------


                                     [**]

                   APPENDIX C - EXCLUSIONS FROM EXCLUSIVITY



                                     [**]

                             APPENDIX D TRADEMARKS


          Trademark applications filed:

                  1.   Voxware
                  2.   Voxware logo and design
                  3.   VoiceFonts
                  4.   Perfect Pitch
                  5.   Warp-It
                  6.   Morph-It
                  7.   ToolVox
                  8.   The Voice in Software
                  9.   TeleVox
                  10.  ToolVox for the Web

                                   EXHIBIT A
                                   ---------
                                    SUPPORT

SECTION 1:  Definitions.
            -----------

For purposes of this Support Exhibit, the following terms shall have the following meanings:

     1.1 "End User" means any user authorized according to the End User License Agreement, to use, but not to further distribute, the Voxware Products.

     1.2 "Updates" mean updates, if any, that Licensor makes commercially generally available as a major or minor update to the Voxware Products.

     1.3 "Voxware Product(s)" means the executable version (but not the source code version) of the computer software products licensed by End User as Licensor may update and provide hereunder from time to time.

     1.4 "Program Errors" means one or more reproducible deviations in the Voxware Products from the applicable specification shown in the documentation.

     1.5 "Netscape" means the corporate entity responsible for the End Users and the entity paying the applicable maintenance and support fees to Licensor.

SECTION 2.  Maintenance/Updates.
            -------------------

Licensor will provide to Netscape any Updates made generally available during the term of this Agreement. Netscape, and not Licensor, will be responsible for, and pay all expenses associated with providing front-line support and Updates to its End Users. Netscape and Licensor will favorably consider electronic or alternative dissemination methods of such Updates to the extent consistent with both companies than current policies.

SECTION 3.  Technical Support.
            -----------------

Also, in consideration of the maintenance and support fee paid by Netscape, Licensor will provide Netscape with Licensor's technical support services, as further described herein.

     a. Back-line Support. Licensor will provide back-line support to Netscape for Program Errors not resolved by Netscape pursuant to Netscape's support policies and in accordance with subsection b below. This support includes efforts to identify defective source code and to provide corrections, workarounds and/or patches to correct Program Errors. Licensor will provide Netscape with the telephone number and an e-mail address which Netscape may use to report Program Errors during Licensor's local California business hours (Monday through Friday, 5:00 a.m. to 5:00 p.m. Pacific Standard Time). Licensor will also provide Netscape with an emergency telephone pager number which Netscape may use to report only Priority 1 and 2 Program Errors 24 hours a day, 7 days a week. For all priority 1 or 2 failures, Netscape agrees to notify Licensor via both telephone and e-mail. Netscape agrees to use reasonable commercial efforts to answer its

     End User's support questions. Netscape will identify and one (1) member of its customer support staff and one (1) alternate to act as the primary technical liaisons responsible for all communications with Licensor's technical support representatives. Such liaisons will have sufficient technical expertise, training and/or experience, for Netscape to perform its obligations hereunder. Netscape will designate, in writing and/or e-mail to Licensor, its liaison(s) within one (1) week after the Effective Date, and may substitute contacts at any time by providing one (1) week's prior written and/or electronic notice thereof to Licensor.

Licensor will make reasonable efforts to correct significant Program Errors that Netscape identifies, classifies and reports to Licensor and the Licensor substantiates. Licensor may reclassify Program Errors if it reasonably believes that Netscape's classification is incorrect. Netscape will provide sufficient information for Licensor to enable Licensor to duplicate the Program Error before Licensor's response obligations will commence. Licensor will not be required to correct any Program Error caused by (a) incorporation, attachment of a feature, program, or device to the Voxware Products, or any part thereof;
(b) any nonconformance caused by accident, transportation, neglect, misuse, alteration, modification, or enhancement of the Voxware Products; (c) the failure to provide a suitable installation environment; (d) use of the Voxware Products for other than the specific purpose for which the Voxware Products are designed; (e) use of the Voxware Products on any systems other than the specified hardware platform for such Licensor products; (f) use of defective media or defective duplication of the Voxware Products; or (g) failure to incorporate any Update previously released by Licensor which corrects such Program Errors.

Licensor will use its best commercial efforts to communicate with the Netscape about the Program Error, via telephone or e-mail within the following targeted response times:


================================================================================
Priority             Failure Description                Response Time
================================================================================
   1          Fatal (no useful work can be done)      6 working hours
- --------------------------------------------------------------------------------
   2          Severe Impact (Functionality            10 working hours
              disabled):  Errors which result in a
              lack of application functionality or
              cause intermittent system failure.
- --------------------------------------------------------------------------------
   3          Degraded Operations:  Errors            1 working day
              causing malfunction of non-critical
              functions.
- --------------------------------------------------------------------------------
   4          Minimal Impact:  attributes and/or      future release, on a
              options to utility programs do not      business justifiable basis
              operate as stated.
- --------------------------------------------------------------------------------
   5          Enhancement Request.                    when applicable
================================================================================

Licensor will use reasonable commercial efforts to resolve each significant Program Error by providing either a reasonable workaround, an object code patch or a specific action plan for how Licensor will address the problem and an estimate of how long it will take to rectify the defect. Licensor reserves the right to charge Netscape additional fees as its then standard rates for services performed in connection with reported Program Errors which are later determined to have been due to hardware or software not supplied by Licensor.

     b. Front-line Support. Netscape, and not Licensor, will provide front-line technical support to its End Users. Such support includes but is not limited to, call receipt, entitlement verification, call screening, installation assistance, problem identification and diagnosis, product defect determination, efforts to create a repeatable demonstration of the Program Error and, if applicable, the distribution of any replacement media or Updates. Netscape agrees that any documentation distributed by Netscape to its End Users will clearly and conspicuously state the End Users should call Netscape for technical support for the Voxware Products. Licensor will have no obligation to furnish any assistance, information or documentation with respect to the Voxware Products, directly to End Users. If Licensor customer support representatives are being contacted by a significant number of Netscape's End Users then, upon Licensor's request, Netscape and Licensor will cooperate to minimize such contact.

                                   EXHIBIT B

                    Mutual Confidential Disclosure Agreement


     WHEREAS, Voxware, Inc. ("Company") has developed unique and proprietary computer programs; and

     WHEREAS, Netscape Communications Corporation ("Netscape") and Company have entered into the Software License Agreement dated as of even date herewith (the "Software License Agreement").

NOW, THEREFORE:

     Each party (the "Receiving Party") understands that the other party (the "Disclosing Party") has disclosed or may disclose information (including, without limitation, computer programs, code, algorithms, names and expertise of employees and consultants, know-how, formulas, processes, ideas, inventions (whether patentable or not), schematics and other technical, business, financial and product development plans, forecasts, strategies and information), which to the extent previously, presently, or subsequently disclosed to the Receiving Party is hereinafter referred to as "Proprietary Information" of the Disclosing Party. All Proprietary Information disclosed in tangible form by the Disclosing Party shall be marked "confidential" or "proprietary" and all Proprietary Information disclosed orally or otherwise in intangible form by the Disclosing Party shall be designated as confidential or proprietary at the time of disclosure and shall be reduced to writing and delivered to the Receiving Party within thirty (30) days following the date of disclosure.

     In consideration of the parties' discussions and any access the Receiving Party may have to Proprietary Information of the Disclosing Party and other valuable consideration, the receipt of which is hereby acknowledged. The parties hereby agree as follows:

          1. The Receiving Party agrees (i) to hold the Disclosing Party's Proprietary Information in confidence and to take all necessary precautions to protect such Proprietary Information (including, without limitation, all precautions the Receiving Party employs with respect to its own confidential materials), (ii) not to divulge any such Proprietary Information or any information derived therefrom to any third person, (iii) not to make any use whatsoever at any time of such Proprietary Information except as expressly permitted in writing by the Disclosing Party, (iv) not to remove or export any such Proprietary Information from the country of the Receiving Party, and (v) not to copy or reverse engineer, reverse compile or attempt to derive the composition or underlying information of any such Proprietary Information. The Receiving Party shall limit the use of and access to the Disclosing Party's Proprietary Information to the Receiving Party's employees who need to know such Proprietary Information for the purpose of such internal evaluation and shall cause such employees to comply with the obligations set forth herein. The Receiving Party shall treat the Proprietary Information with at least the same degree of care and protection as it would use with respect to its own proprietary information. Without granting any right or license, the Disclosing Party agrees that the foregoing shall not apply with respect to information that (i) is in the public domain and is available at the time of disclosure or which thereafter enters the public domain and is available, through no improper action or inaction by the Receiving Party or any affiliate, agent or employee, or (ii) was in its possession or known by it prior to receipt from the Disclosing Party, or
(iii) was rightfully disclosed to it by another person without restriction, or
(iv) is independently developed by the Receiving Party without access to such Proprietary Information, or (v) is required to be disclosed pursuant to any statutory or regulatory authority, provided the Disclosing Party is given prompt notice of such requirement and the scope of such disclosure is limited to the extent possible, or is required to be disclosed by a court order, provided the Disclosing Party is given prompt notice of such order and provided the opportunity to contest it.

          2. Immediately upon (i) the decision by either party not to enter into a business relationship as contemplated by paragraph 1, or (ii) a request by the Disclosing Party at any time, the Receiving Party will turn over to the Disclosing Party all Proprietary Information of the Disclosing Party and all documents or media containing any such Proprietary Information and any and all copies or extracts thereof. The Receiving Party understands that nothing herein
(i) requires the disclosure of any Proprietary Information of the Disclosing Party, which shall be disclosed, if at all, solely at the option of the Disclosing Party, or (ii) requires the Disclosing Party to proceed with any proposed transaction or relationship in connection with which Proprietary Information may be disclosed.

          3. Except to the extent required by law or as set forth in the Agreement, neither party shall disclose the existence or subject matter of the negotiations or business relationship contemplated by this Agreement.

          4. The Receiving Party acknowledges and agrees that due to the unique nature of the Disclosing Party's Proprietary Information, there can be no adequate remedy at law for any breach of its obligations hereunder, that any such breach may allow the Receiving Party or third parties to unfairly compete with the Disclosing Party resulting in irreparable harm to the Disclosing Party, and therefore, that upon any such breach or any threat thereof, the Disclosing Party shall be entitled to seek appropriate equitable relief in addition to whatever remedies it might have at law. The Receiving Party will notify the Disclosing Party in writing immediately upon the occurrence of any such unauthorized release or other breach. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be unenforceable, the remaining portions hereof shall remain in full force and effect.

          5. Neither party acquires any intellectual property rights under this Agreement or any disclosure hereunder, except the limited right to use such Proprietary Information in accordance with this Agreement. No warranties of any kind are given with respect to the Proprietary Information disclosed under this Agreement or any use thereof, except as may be otherwise agreed to in writing.

          6. This Agreement supersedes all prior discussions and writings with respect to the subject matter hereof, and together with the Software License Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof. No waiver or modification of this agreement will be binding upon either party unless made in writing and signed by a duly authorized representative of such party and no failure or delay in enforcing any right will be deemed a waiver.

VOXWARE, INC.
                                          NETSCAPE COMMUNICATIONS CORPORATION


By:                                       By:
    -----------------------------------       ----------------------------------


Print Name:                               Print Name:
            ---------------------------               --------------------------


Title:                                    Title:
       --------------------------------          -------------------------------

Date:                                     Date:
      ---------------------------------         --------------------------------